EXHIBIT 8.5

TAX OPINION

HÖEGH LNG PARTNERS LP

2 Reid Street

Hamilton, HM 11

Bermuda

FORM F-1

28 July 2014

Dear Sirs

This letter has been prepared at the request of the Höegh LNG Partners LP (“you” or the “Partnership”) for inclusion in the prospectus (the “Prospectus”) forming part of the Registration Statement on Form F-1 for the Partnership for filing with the Securities and Exchange Commission in the United States.

This opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the Registration Statement. In addition, in rendering this opinion, we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. Consequently, we do not accept any responsibility whatsoever to any party in the event there are factual inaccuracies in these representations and statements that affect our opinion.

We are opining herein as to the effect on the subject transaction only based on the income tax laws of Singapore (excluding Singapore indirect tax), and we express no opinion with respect to the applicability thereto, or the effect thereon, of other Singapore laws or the laws of any state or jurisdiction other than Singapore. We hereby confirm that all statements of law in respect of the Partnership and its interest in non-Singapore incorporated subsidiaries and its Singapore incorporated subsidiary, Hoegh LNG Lampung Pte Ltd (“Hoegh Lampung”), with respect thereto contained in the discussion in the Prospectus under the captions “Business – Taxation of the Partnership – Singapore Taxation” and “Non-United States Tax Consequences – Singapore Tax Consequences”, constitute the opinion of PricewaterhouseCoopers Services LLP (our “Firm”) with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

This opinion does not attempt to describe comprehensively all the tax considerations that may be relevant to a decision to purchase, own or dispose of the units in the

Partnership (the “Units”). Prospective purchasers of the Units should consult their own tax advisers to take into account the tax law applicable to their particular situations.

This opinion is based on the income tax laws of Singapore and relevant interpretations thereof current as at the date of this opinion, all of which are subject to change, possibly with retroactive effect. We undertake no obligation to update this opinion subsequent to the date hereof. Also, any variation or difference in the facts from those set forth in the representations in the Registration Statement may affect the conclusions stated herein.

Words and expressions defined in the Prospectus have the same meaning in this opinion. In addition, unless the context requires otherwise, words in the singular include the plural and vice versa and references to one gender include the other gender.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our Firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder.

TAXATION OF THE PARTNERSHIP AND ITS SUBSIDIARIES – SINGAPORE TAXATION

The following is a discussion of the material Singapore tax consequences applicable to the Partnership and its non-Singapore incorporated subsidiaries and its Singapore incorporated subsidiary, Hoegh Lampung. This discussion is based upon existing legislation and current Inland Revenue Authority of Singapore’s interpretations and concessions based on circulars issued by the Inland Revenue Authority of Singapore as of the date of the Prospectus. Changes in the existing legislation, interpretations and concessions may cause the tax consequences to vary substantially from the consequences described below. The following discussion does not purport to be a comprehensive analysis of the Singapore tax considerations applicable to the Partnership and its subsidiaries.

Taxation of the Partnership and non-Singapore Incorporated Subsidiaries

As the Partnership is a limited partnership and is not managed and controlled in Singapore or carrying on a trade or business in Singapore, the Partnership should not be subject to taxation in Singapore.

Similarly, as the non-Singapore incorporated subsidiaries are not managed and controlled in Singapore or carrying on a trade or business in Singapore, the non-Singapore incorporated subsidiaries should not be subject to taxation in Singapore.

Taxation of the Singapore Incorporated Subsidiary

Hoegh Lampung is incorporated in Singapore, and is managed and controlled in Singapore. As a result, Hoegh Lampung is regarded for the purposes of Singapore tax

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as a resident in Singapore and is liable to Singapore corporate income tax on income accrued in or derived from Singapore and income received in Singapore from outside Singapore in respect of (i) gains or profits from any trade or business, (ii) income from investment such as dividends, interest and rental, (iii) royalties, premiums and any other profits from property and (iv) other gains of an income nature. The prevailing rate of Singapore corporation tax is 17%. Hoegh Lampung is generally liable to tax at this rate on its income, profits and gains after deducting revenue expenses incurred wholly and exclusively for the purposes of the business being undertaken.

Under Section 12(6) of the Income Tax Act, Chapter 134 of Singapore (“ITA”), the following payments are deemed to be derived from Singapore:

•	Any interest, commission, fee or any other payment in connection with any loan or indebtedness or with any arrangement, management, guarantee, or service relating to any loan or indebtedness which is:

•

Borne, directly or indirectly, by a person resident in Singapore or a permanent establishment in Singapore (except in respect of any business carried on outside Singapore through a permanent establishment outside Singapore or any immovable property situated outside Singapore); or

•	Deductible against any income accruing in or derived from Singapore; or

•	Any income derived from loans where the funds provided by such loans are brought into or used in Singapore.

Payments falling within the above bullet points and made by Hoegh Lampung would fall within Section 12(6) of the ITA. Unless exempted, such payments, where made by Hoegh Lampung to a person not known to Hoegh Lampung to be a tax resident in Singapore are generally subject to withholding tax in Singapore.

NON-UNITED STATES TAX CONSEQUENCES – SINGAPORE TAX CONSEQUENCES ON HOLDERS OF UNITS

The following is a discussion of the material Singapore tax consequences applicable to prospective holders of the Units. This discussion is based upon existing legislation and current Inland Revenue Authority of Singapore’s interpretations and concessions based on circulars issued by the Inland Revenue Authority of Singapore as of the date of the Prospectus. Changes in the existing legislation, interpretations and concessions may cause the tax consequences to vary substantially from the consequences described below. The following discussion does not purport to be a comprehensive analysis of the Singapore tax considerations applicable to prospective holders of the Units.

Prospective holders of the Units who are persons not resident in Singapore for taxation purposes and who do not acquire their units as part of a trade, profession or vocation in Singapore should not be subject to Singapore individual income tax, or corporate income tax on income or gains arising from the Partnership.

Prospective holders of the Units who are residents in Singapore for taxation purposes, or who hold their units through a trade, profession or vocation in Singapore are urged to consult their own tax advisors regarding the potential Singapore tax consequences to them for making investment in the Units and are responsible for filing their own

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Singapore tax returns and paying any applicable Singapore taxes (which may be due on amounts received by the Partnership but not distributed).

No liability to Singapore stamp duty should arise in connection with the issue of Units to holders of the Units or the transfer of Units in the Partnership.

Each prospective holders of the Units is urged to consult its own tax counsel or other advisor with regard to the legal and tax consequences of owning Units under its particular circumstances.

Yours faithfully

For and on behalf of PricewaterhouseCoopers Services LLP

/s/ Elaine Ng

Elaine Ng

Partner

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